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                                                                       EXHIBIT 8



                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $10 per share. As of June 30, 1997, there were 4,303,990 shares of Common Stock outstanding, 109,192 shares of Series A Preferred Stock issued and outstanding, 1,518,833 Class A Warrants issued and outstanding and 523,310 Class B Warrants issued and outstanding.

COMMON STOCK

     Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, and subject to the rights of the holders of Series A Preferred Stock to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments, holders of shares of Common Stock and holders of shares of the Series A Preferred Stock, voting together as a single class, are entitled to cast one vote for each share of Common Stock and Series A Preferred Stock held at all stockholders' meetings for virtually all purposes, including the election of directors. Directors are elected each year at the Company's annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

     Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock. The Series A Preferred Stock has a preference in liquidation of $10 per share.

     Common stockholders have no preemptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of the holders of outstanding Series A Preferred Stock as described above.

PREFERRED STOCK

     The Board of Directors is authorized to issue shares of Preferred Stock, $10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holders of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors. The Board of Directors has designated a series of Preferred Stock as Series A Preferred Stock which has the right to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments.

     The Board of Directors may also grant to holders of any series of Preferred Stock preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of Preferred Stock may be convertible into Common Stock or any other series of Preferred Stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors.

SERIES A PREFERRED STOCK

     The Board of Directors has designated 109,192 shares of Preferred Stock as Series A Preferred Stock, of which 80,175 shares are held by Gordon Graves, the Chairman and Chief Executive Officer of the Company, and his affiliated company, and an aggregate of 3,176 shares are held by four other officers or directors of the Company. The holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments. The

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Series A Preferred Stock bears dividends at the rate of $.275 per quarter payable on January 1, April 1, July 1 and October 1 of each year. The Series A Preferred Stock is convertible into Common Stock at the rate of five shares of Common Stock for each one share of Series A Preferred Stock. The Series A Preferred Stock has a preference on liquidation of $10 per share plus accrued and unpaid dividends and is redeemable by the Company for $10 per share plus accrued and unpaid dividends under certain circumstances.

LOCK-UP AGREEMENTS

     In connection with the transactions pursuant to which certain of the Selling Securityholders acquired the Securities offered hereby, virtually all of the Selling Securityholders and each of the officers, directors and certain holders (directly and indirectly) of one percent (1%) or more of the Company's Common Stock agreed with Walsh Manning not to sell the Securities or any other securities of the Company then held by such persons until June 22, 1998 (or November 22, 1998, in the case of such officers, directors and 1% holders). See
Note 5 of the Notes to the Selling Securityholder table.

WARRANTS

     Terms. Each Warrant entitles the holder thereof to purchase one share of Common Stock from the Company at an exercise price equal to $8.00 per share, subject to adjustment in certain circumstances. The Warrants become exercisable on November 7, 1997, and unless exercised, will automatically expire on November 12, 2001.

     Registration Rights. In connection with the transactions pursuant to which the Selling Securityholders acquired the Securities offered hereby, the Company agreed to notify the holders (the "Holders") of the Securities of the filing of the Registration Statement of which this Prospectus forms a part, and to include the Securities in such Registration Statement at the request of such Holder. In addition, commencing on April 7, 1997, Walsh Manning or the holders on a combined basis of a majority of the Securities may demand that the Company file a Registration Statement covering the Securities. Either action is to be taken at the Company's expense except for brokerage commissions, transfer taxes and the fees of counsel to the Holders.

     The Company is required only to use its best efforts to cause the Securities covered by the Registration Statement to be registered or otherwise qualified for sale in the states designated by the Holders. It may in fact not be practicable to qualify the Securities for sale in every state in which a Holder resides. Accordingly, it is possible that the substantial restrictions on the transferability of the Securities will continue, even after registration. See "Risk Factors -- Current Prospectus and State Registration Required to Exercise Warrants."

     The registration rights of the Holders expire on November 12, 2001.

     Redemption. The Warrants are redeemable, in whole or in part, at the option of the Company, at $.10 per Warrant, upon not less than 30 days prior written notice, at any time after November 7, 1997, in the case of the Class A Warrants, and at any time after February 7, 1999, in the case of the Class B Warrants; provided that (i) the closing bid price quotation of the Company's Common Stock is at least 150% of the then exercise price of the Warrant on each of the 20 trading days ending not later than the seventh trading day prior to the day on which notice of redemption is given; and (ii) the Warrants and the Shares have been registered under the Securities Act.

     Warrant Agreement. The Warrants are issued pursuant to a Warrant Agreement between the Company and Corporate Stock Transfer, Denver, Colorado, as warrant agent, and are subject to the terms and provisions thereof.

TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Denver, Colorado.

     The Warrant Agent for the Warrants is Corporate Stock Transfer, Denver, Colorado.

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